Exhibit 10.12

 Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[***].”

DVN SERVICE AGREEMENT

This DVN Service Agreement (this “Agreement”) is entered into and effective on April 14, 2026 (the “Effective Date”), by and between Ethena OpCo Ltd., with its registered business address at Craigmuir Chambers, Road Town, Tortola, VG 1110, British Virgin Islands (“Ethena”), and StablecoinX Assets Inc., a Delaware corporation with its principal place of business at 6160 Warren Pkwy, Suite 100, Frisco, TX 75034 (“StablecoinX” or the “Service Provider”). Ethena and StablecoinX may be referred to individually herein as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Ethena and StablecoinX are parties to that certain Amended and Restated Collaboration Agreement, dated as of September 5, 2025, pursuant to which, among other things, Ethena, StablecoinX and the other parties thereto agreed to collaborate on the ongoing operating activities of StablecoinX, including entering into a services agreement relating to the infrastructure and services to be provided by StablecoinX in support of the Ethena ecosystem;

WHEREAS, the Ethena ecosystem utilizes blockchain-native financial protocols, including the issuance and cross-chain distribution of USDe, a synthetic U.S. dollar instrument, and USDtb, a federally supervised payment stablecoin issued by Anchorage Digital Bank;

WHEREAS, the integrity, security, and continuity of the Ethena ecosystem’s cross-chain bridging operations depend on the cryptographic verification of assets and messages as they move across blockchain networks;

WHEREAS, prior to November 29, 2025 and through such date, StablecoinX developed and deployed a Decentralized Verifier Node (“DVN”) for the Ethena ecosystem, which provides critical cross-chain verification infrastructure through the LayerZero Protocol;

WHEREAS, since November 29, 2025, the DVN operated by StablecoinX has been live on production mainnet, such DVN was designed to operate on 22 blockchain networks and is currently authorized by Ethena to operate on Arbitrum and Optimism, with additional authorization to operate on the remaining blockchain networks to occur by June 30, 2026;

WHEREAS, the DVN infrastructure is intended to be secured through the active staking of ENA, the native governance token of the Ethena protocol, by StablecoinX as operational collateral, aligning StablecoinX’s economic incentives with the security and performance of the Ethena ecosystem;

WHEREAS, this Agreement is part of a broader strategic alignment between StablecoinX and the Ethena ecosystem, which includes a planned distribution partnership arrangement between a subsidiary of Ethena and StablecoinX for the promotion of USDe adoption among institutional counterparties; and

WHEREAS, Ethena desires to engage StablecoinX to provide DVN services on an ongoing basis and to compensate StablecoinX for such services on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. DEFINITIONS

“Applicable Law” means all applicable laws, rules, regulations, orders, and directives of any governmental authority of competent jurisdiction, including without limitation any applicable requirements under the Digital Asset Anti-Money Laundering Act, the GENIUS Act, the Markets in Crypto-Assets Regulation (MiCA), and any other blockchain-specific regulatory framework.

“Confidential Information” has the meaning set forth in Section 9.1.

“DVN” means the Decentralized Verifier Node, a specialized infrastructure component that cryptographically verifies the authenticity and finality of cross-chain messages transmitted through the LayerZero Protocol.

“Ethena Asset” means ENA, sENA, USDe, sUSDe, USDtb, and any additional assets issued utilizing Ethena intellectual property.

“ENA” means the native governance token of the Ethena protocol, used both as a governance instrument and, pursuant to this Agreement, as operational collateral for DVN staking and as the currency for Service Fee payments.

“Ethena Ecosystem” means the protocols, applications, assets, and infrastructure comprising the Ethena platform, including without limitation ENA, sENA, USDe, USDtb, sUSDe, Ethena Whitelabel, Ethena Pay, and related products and services, such as other third-party protocols and applications utilizing Ethena-related assets and infrastructure.

“Force Majeure Event” has the meaning set forth in Section 12.1.

“LayerZero Protocol” means the cross-chain messaging protocol developed by LayerZero Labs through which cross-chain messages within the Ethena Ecosystem are transmitted.

“Minimum Staking Requirement” has the meaning set forth in Section 3.1.

“Processed Volume” means the aggregate U.S. dollar equivalent value (determined based on the relevant exchange rate as published at the relevant time on a mutually agreed source) of all cross-chain transactions involving Ethena Assets that are routed through and verified by the StablecoinX DVN during the applicable measurement period, calculated using the volume-weighted average price at the time of each transaction’s verification.

“Service Fee” has the meaning set forth in Section 4.1.

“Service Level Requirements” has the meaning set forth in Section 5.

“Supported Networks” means the blockchain networks on which the StablecoinX DVN is deployed and operational, initially comprising Arbitrum and Optimism, and thereafter such additional networks as the Parties agree in writing to add pursuant to Section 2.4.

“USDe” means the synthetic U.S. dollar instrument issued by the Ethena protocol.

“USDtb” means the payment stablecoin issued by Anchorage Digital Bank within the Ethena Ecosystem.

2. SCOPE OF SERVICES

2.1 DVN Operation. StablecoinX shall operate and maintain a DVN for the Ethena Ecosystem (the “Services”). The Services shall include, without limitation: (a) the continuous operation of DVN infrastructure on all Supported Networks; (b) the cryptographic verification of the authenticity and finality of cross-chain messages transmitted through the LayerZero Protocol; (c) the monitoring of DVN performance and security in accordance with the Service Level Requirements; and (d) such additional verification and infrastructure services as the Parties may agree to in writing from time to time.

2.2 Exclusivity. During the Term, this Agreement shall represent the sole and exclusive agreement under which Ethena compensates or otherwise incentivizes a third-party DVN operator to process cross-chain transactions within the Ethena Ecosystem through the LayerZero Protocol. Ethena agrees that it will not, without the prior written consent of StablecoinX, engage or incentivize any other party to provide DVN infrastructure for the Ethena ecosystem, subject to Ethena’s right to operate or designate a fallback DVN for business continuity and disaster recovery purposes.

2.3 Network Expansion.

(a) Existing Supported Networks. The Parties acknowledge that StablecoinX currently operates the DVN and supports twenty-two (22) blockchain networks, of which two (2) are currently authorized by Ethena. Ethena agrees to use commercially reasonable efforts to execute any necessary agreements and complete the necessary enablement procedures to authorize StablecoinX to operate its DVN on the remaining twenty (20) networks (the “Existing Supported Networks”) as promptly as possible but in no event later than June 30, 2026.

(b) Future Networks. From time to time, new blockchain networks may be added to the Ethena ecosystem (each, a “Future Network”) which will require StablecoinX to add support for such Future Network to its DVN operations. Upon the completion of technical development, testing, and support for a Future Network, StablecoinX may request, and Ethena shall promptly grant, authorization for StablecoinX to operate its DVN on such Future Network.

(c) Costs for Future Networks. The Parties shall negotiate in good faith any incremental costs associated with the addition of any Future Network.

2.5 Operational Standards. StablecoinX shall perform the Services in a professional and workmanlike manner, consistent with industry best practices for blockchain infrastructure operations, and in compliance with all Applicable Law.

3. ENA STAKING AND SECURITY

3.1 Minimum Staking Requirement. StablecoinX shall maintain, at all times during the term of this Agreement, a minimum staked balance of ENA tokens (“Minimum Staking Requirement”) as security for the faithful performance of its DVN obligations. On a quarterly basis, Ethena and StablecoinX shall jointly review and, if reasonably deemed necessary, adjust the Minimum Staking Requirement, taking into account Processed Volume, prevailing ENA market values, and overall network security considerations.

3.2 Active Staking Obligation. StablecoinX agrees to stake a certain number of its ENA tokens as active operational collateral to secure the StablecoinX DVN. StablecoinX shall ensure that such staked ENA remains continuously committed to DVN security functions and shall not withdraw, transfer, encumber, or otherwise dispose of staked ENA below the Minimum Staking Requirement without the prior written consent of Ethena.

3.3 Slashing Conditions. StablecoinX acknowledges that in the event of a material security failure attributable to StablecoinX’s DVN operations, including without limitation the verification of a fraudulent or invalid cross-chain message, a failure to verify a legitimate cross-chain message resulting in material economic loss to an Ethena Ecosystem participant, or a breach of the Service Level Requirements that is not cured within the applicable cure period, programmatic slashing penalties against StablecoinX’s staked ENA may apply, in accordance with the operating rules of the LayerZero Protocol and DVN mechanics (a “Slashing Event”).

3.4 Re-staking Obligation. Following any Slashing Event, StablecoinX shall replenish its staked ENA to the Minimum Staking Requirement within the lesser of (i) fifteen (15) business days of such Slashing Event, and (ii) the maximum amount of time required per the programmatic requirements of the DVN network. Failure to timely replenish shall constitute a material breach of this Agreement.

3.5 Staking Reports. StablecoinX shall provide Ethena with monthly reports verifying the amount of ENA staked, the wallet addresses holding the staked ENA, and any changes to staking configurations during the reporting period.

4. COMPENSATION

4.1 Service Fee. In consideration for the Services, Ethena shall pay StablecoinX a monthly service fee (the “Service Fee”) equal to one (1) basis point (0.01%) of all Processed Volume during each calendar month.

4.2 Currency. All Service Fee payments shall be made in ENA tokens. The ENA amount payable shall be calculated using the time-weighted average price of ENA as reported by CoinGecko / CoinMarketCap over the final five (5) trading days of the applicable calendar month.

4.3 Invoicing and Payment. StablecoinX shall submit an invoice to Ethena within ten (10) business days following the end of each calendar month, which invoice shall include a detailed accounting of Processed Volume by Supported Network, the calculation of the Service Fee, and the applicable ENA conversion rate. Ethena shall remit payment within fifteen (15) business days of receipt of a conforming invoice.

4.4 Fee Commencement. Service Fee accrual shall commence on April 15, 2026 (the “Fee Commencement Date”) and shall be calculated on all Processed Volume from and after such date, regardless of the Effective Date of this Agreement.

4.5 Volume Reporting and Verification. StablecoinX shall maintain accurate records of all Processed Volume and shall make such records available to Ethena upon reasonable request. Ethena shall have the right to independently verify Processed Volume using on-chain data and LayerZero Protocol analytics. Any discrepancy exceeding two percent (2%) between StablecoinX’s reported Processed Volume and Ethena’s independent verification shall be resolved by reference to on-chain transaction data, which shall be dispositive.

4.6 Taxes. Each Party shall be responsible for its own tax obligations arising from or related to the transactions contemplated by this Agreement. StablecoinX shall be solely responsible for any tax reporting obligations arising from the receipt of ENA tokens as Service Fee payments.

5. SERVICE LEVEL REQUIREMENTS

5.1 Uptime.

(a) Uptime Requirement. StablecoinX shall maintain DVN availability of at least [***]measured on a rolling [***] basis across all Supported Networks (the “Uptime Requirement”), subject to the exclusions set forth in Section 5.1(b).

(b) Excused Downtime. Notwithstanding anything to the contrary in this Agreement, any downtime, unavailability, latency, or performance degradation resulting from or related to the following shall be strictly excluded from the calculation of the Uptime Requirement (collectively, “Excused Downtime”):

(i) Scheduled maintenance: Scheduled maintenance windows, which shall not exceed an aggregate of [***] per calendar month and shall be conducted during periods of historically low transaction volume, provided that StablecoinX gives Ethena at least forty-eight (48) hours’ prior written notice of each scheduled maintenance window;

(ii) Protocol & Infrastructure Failures: Outages, bugs, exploits, or performance issues directly attributable to third-party RPC (Remote Procedure Call) providers or the LayerZero Protocol; and

(iii) Network-Level Events: Disruptions inherent to the underlying Supported Networks, including but not limited to sequencer downtime or failure, extreme chain congestion, chain reorganizations, network forks or halts, and Distributed Denial of Service (DDoS) attacks directed at the underlying blockchain networks rather than StablecoinX’s proprietary infrastructure.

5.2 Verification Latency. The StablecoinX DVN shall process and verify cross-chain messages within [***] of receipt absent a Force Majeure Event. StablecoinX shall notify Ethena promptly if verification latency exceeds this threshold for more than [***].

5.3 Incident Response. StablecoinX shall maintain a documented incident response plan and shall notify Ethena of any security incident, verification failure, or service degradation within [***] of detection. StablecoinX shall provide Ethena with a preliminary root cause analysis within [***] of the detection of any critical incident and a comprehensive post-incident report within [***] of detection.

5.4 Service Credits. In the event that StablecoinX fails to meet the Uptime Requirement in any [***] period, Ethena shall be entitled to a credit against the next Service Fee payment as follows: [***]. Service credits shall be StablecoinX’s sole liability and Ethena’s sole remedy for failure to meet the Uptime Requirement, except in cases of gross negligence or willful misconduct, and will be offset by any slashing penalties required by Section 3.3 to the extent arising from the same Uptime Requirement failure.

5.5 Monitoring and Reporting. StablecoinX shall implement continuous monitoring of DVN performance metrics and shall provide Ethena with monthly performance reports including uptime statistics, verification latency data, transaction volumes by Supported Network, and a summary of any incidents occurring during the reporting period.

6. TERM AND TERMINATION

6.1 Initial Term. The initial term of this Agreement shall be one (1) year commencing on the Effective Date (the “Initial Term”).

6.2 Automatic Renewal. Upon expiration of the Initial Term, this Agreement shall automatically renew for successive one (1) year periods (each a “Renewal Term” and, together with the Initial Term, the “Term”), unless either Party provides written notice of non-renewal at least sixty (60) days prior to the expiration of the then-current Term.

6.3 Termination for Convenience. Either Party may terminate this Agreement at any time, for any reason or no reason, by providing at least sixty (60) days’ prior written notice to the other Party; provided, that any time prior to the effective time of such termination, the terminating Party may revoke its notice of termination, after which such notice will cease to have effect. The Parties acknowledge that this termination right is designed to provide flexibility to review actual bridging activity and, if mutually desired, revisit commercial terms as the Ethena Ecosystem scales and/or the Service Fee is modified.

6.4 Termination for Cause. Either Party may terminate this Agreement immediately upon written notice if: (a) the other Party materially breaches any provision of this Agreement and fails to cure such breach within thirty (30) days of receiving written notice specifying the breach in reasonable detail; (b) the other Party becomes insolvent, files for bankruptcy, has a receiver appointed for any substantial part of its assets, or makes an assignment for the benefit of creditors; (c) the other Party is subject to any governmental order, sanction, or enforcement action that materially impairs its ability to perform its obligations hereunder; or (d) the LayerZero Protocol ceases to operate or is no longer available for use by the Ethena Ecosystem.

6.5 Effect of Termination. Upon termination or expiration of this Agreement: (a) StablecoinX shall continue to operate the DVN for a transition period of not less than ninety (90) days following the effective date of termination (the “Transition Period”) to permit Ethena to deploy alternative verification infrastructure, unless Ethena waives this requirement in writing; (b) Ethena shall pay all Service Fees accrued through the end of the Transition Period; (c) StablecoinX’s staked ENA shall be released from the Minimum Staking Requirement following the conclusion of the Transition Period, subject to any outstanding slashing claims; and (d) each Party shall return or destroy all Confidential Information of the other Party, except as required by Applicable Law or regulatory retention obligations.

6.6 Survival. Sections 1, 4.5, 4.6, 7, 8, 9, 10, 11, 13, 14, and 15 shall survive the expiration or termination of this Agreement for any reason.

7. REPRESENTATIONS AND WARRANTIES

7.1 Mutual Representations.

Each Party represents and warrants to the other Party that, as of the Effective Date:

(a) it is duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization;

(b) it has full power and authority to enter into this Agreement and to perform its obligations hereunder;

(c) the execution, delivery, and performance of this Agreement have been duly authorized by all necessary corporate or organizational action;

(d) this Agreement constitutes a legal, valid, and binding obligation enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws affecting creditors’ rights generally and to general principles of equity;

(e) neither the execution of this Agreement nor the performance of its obligations hereunder will conflict with or result in a breach of its organizational documents, any agreement to which it is a party, or any Applicable Law; and

(f) it is in compliance and will comply during the Term with all Applicable Law, including without limitation all applicable anti-money laundering, sanctions, and counter-terrorism financing requirements.

7.2 Additional Representations of StablecoinX.

StablecoinX additionally represents and warrants that:

(a) it possesses the technical expertise, personnel, infrastructure, and financial resources necessary to perform the Services in accordance with this Agreement;

(b) the DVN infrastructure has been developed and deployed in accordance with industry best practices for blockchain security and cross-chain verification;

(c) it holds or will obtain all licenses, permits, and governmental approvals necessary for the performance of the Services in each jurisdiction in which the Services are provided; and

(d) to the best of its knowledge, the DVN infrastructure does not infringe, misappropriate, or otherwise violate any intellectual property rights of any third party.

8. INTELLECTUAL PROPERTY

8.1 Ownership. Each Party shall retain all right, title, and interest in and to its pre-existing intellectual property. StablecoinX shall retain ownership of the DVN software, architecture, and related technology developed independently by or on behalf of StablecoinX. Ethena shall retain ownership of the Ethena protocol, the ENA token architecture, and all related intellectual property.

8.2 License to StablecoinX. Ethena hereby grants StablecoinX a non-exclusive, non-transferable, revocable license during the Term to access and interact with the Ethena protocol to the extent necessary for the performance of the Services.

8.3 License to Ethena. StablecoinX hereby grants Ethena a non-exclusive, non-transferable, royalty-free license during the Term to reference StablecoinX’s DVN services in Ethena’s marketing, investor, and regulatory materials.

8.4 Improvements. Any improvements, modifications, or derivative works to the DVN infrastructure developed by StablecoinX in the course of performing the Services shall be owned by StablecoinX, provided that to the extent any such improvements incorporate or are derived from Ethena’s Confidential Information or intellectual property, Ethena shall receive a perpetual, irrevocable, royalty-free license to use such improvements.

9. CONFIDENTIALITY

9.1 Definition. “Confidential Information” means any non-public information disclosed by one Party (the “Disclosing Party”) to the other Party (the “Receiving Party”), whether in written, oral, electronic, or other form, that is designated as confidential or that a reasonable person would understand to be confidential given the nature of the information and the circumstances of disclosure. Confidential Information includes, without limitation, technical specifications, business plans, product roadmaps, financial data, customer and partner information, the existence and terms of this Agreement, and information relating to Ethena Pay and other unreleased products.

9.2 Obligations. The Receiving Party shall: (a) hold all Confidential Information in strict confidence; (b) not disclose Confidential Information to any third party without the Disclosing Party’s prior written consent, except to its directors, officers, employees, advisors, and agents who have a need to know and who are bound by confidentiality obligations no less restrictive than those set forth herein; (c) use Confidential Information only for the purposes contemplated by this Agreement; and (d) protect Confidential Information using the same degree of care it uses to protect its own confidential information, but in no event less than reasonable care.

9.3 Exceptions. Confidential Information does not include information that: (a) is or becomes publicly available through no fault of the Receiving Party; (b) was in the Receiving Party’s possession prior to disclosure, as evidenced by contemporaneous written records; (c) is independently developed by the Receiving Party without reference to or use of the Disclosing Party’s Confidential Information; or (d) is received from a third party without restriction on disclosure and without breach of any obligation of confidentiality.

9.4 Required Disclosure. The Receiving Party may disclose Confidential Information to the extent required by Applicable Law, regulation, or legal process, provided that the Receiving Party shall give the Disclosing Party prompt written notice (to the extent legally permitted) and shall cooperate with the Disclosing Party’s efforts to obtain a protective order or other appropriate remedy.

9.5 Public Company Obligations. The Parties acknowledge that StablecoinX will be subject to the reporting and disclosure requirements of the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations of The Nasdaq Stock Market LLC. Nothing in this Section 9 shall prohibit StablecoinX from making disclosures required by applicable securities laws, stock exchange listing standards, or the rules and regulations of the U.S. Securities and Exchange Commission, provided that StablecoinX shall provide Ethena with reasonable advance notice of any such disclosure and shall use commercially reasonable efforts to limit the scope of disclosure to that which is legally required.

10. INDEMNIFICATION

10.1 By StablecoinX. StablecoinX shall indemnify, defend, and hold harmless Ethena, its directors, officers, employees, agents, and affiliates from and against any and all losses, damages, liabilities, costs, and expenses (including reasonable attorneys’ fees) arising out of or relating to: (a) StablecoinX’s material breach of any representation, warranty, or obligation under this Agreement; (b) StablecoinX’s gross negligence or willful misconduct in the performance of the Services; (c) any third party claim that the DVN infrastructure infringes, misappropriates, or otherwise violates any intellectual property rights of any third party; or (d) StablecoinX’s violation of any Applicable Law.

10.2 By Ethena. Ethena shall indemnify, defend, and hold harmless StablecoinX, its directors, officers, employees, agents, and affiliates from and against any and all losses, damages, liabilities, costs, and expenses (including reasonable attorneys’ fees) arising out of or relating to: (a) Ethena’s material breach of any representation, warranty, or obligation under this Agreement; (b) Ethena’s gross negligence or willful misconduct; or (c) Ethena’s violation of any Applicable Law.

10.3 Indemnification Procedures. The Party seeking indemnification (the “Indemnified Party”) shall promptly notify the indemnifying Party (the “Indemnifying Party”) in writing of any claim for which indemnification is sought. The Indemnifying Party shall have the right to assume the defense of such claim, provided that the Indemnified Party shall have the right to participate in the defense at its own expense. The Indemnified Party shall cooperate with the Indemnifying Party in the defense and shall not settle any claim without the Indemnifying Party’s prior written consent.

11. LIMITATION OF LIABILITY

11.1 Consequential Damages. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL, PUNITIVE, OR EXEMPLARY DAMAGES, INCLUDING WITHOUT LIMITATION DAMAGES FOR LOSS OF PROFITS, GOODWILL, DATA, OR OTHER INTANGIBLE LOSSES, ARISING OUT OF OR RELATING TO THIS AGREEMENT, REGARDLESS OF THE THEORY OF LIABILITY AND EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

11.2 Aggregate Cap. EXCEPT FOR CLAIMS ARISING FROM GROSS NEGLIGENCE, WILLFUL MISCONDUCT, BREACHES OF SECTION 9 (CONFIDENTIALITY), OR OBLIGATIONS UNDER SECTION 10 (INDEMNIFICATION), THE AGGREGATE LIABILITY OF EITHER PARTY UNDER THIS AGREEMENT SHALL NOT EXCEED THE TOTAL SERVICE FEES PAID OR PAYABLE TO STABLECOINX DURING THE TWELVE (12) MONTH PERIOD IMMEDIATELY PRECEDING THE EVENT GIVING RISE TO THE CLAIM.

11.3 Essential Basis. The Parties acknowledge that the limitations of liability set forth in this Section 11 are an essential element of the bargain between the Parties and shall apply regardless of whether any limited remedy fails of its essential purpose.

12. FORCE MAJEURE

12.1 Definition. A “Force Majeure Event” means any event beyond the reasonable control of the affected Party, including without limitation: acts of God; natural disasters; pandemics or epidemics; war, terrorism, or civil unrest; governmental actions, sanctions, or embargoes; failure or disruption of the Ethereum blockchain, the LayerZero Protocol, or other underlying blockchain infrastructure not caused by the affected Party; cyberattacks or distributed denial-of-service attacks against blockchain networks or infrastructure on which the DVN relies; or any other event of similar nature.

12.2 Effect. Neither Party shall be liable for any failure or delay in the performance of its obligations under this Agreement to the extent caused by a Force Majeure Event, provided that the affected Party: (a) gives prompt written notice to the other Party describing the Force Majeure Event and its expected duration; (b) uses commercially reasonable efforts to mitigate the effects of the Force Majeure Event; and (c) resumes performance as soon as reasonably practicable after the Force Majeure Event ceases.

12.3 Extended Force Majeure. If a Force Majeure Event continues for more than ninety (90) consecutive days, either Party may terminate this Agreement upon thirty (30) days’ written notice to the other Party.

13. COMPLIANCE AND REGULATORY MATTERS

13.1 Regulatory Compliance. Each Party shall comply with all Applicable Law (including without limitation AML/KYC requirements) in connection with the performance of its obligations under this Agreement. Each Party shall implement and maintain compliance programs and internal controls appropriate to the nature and scope of such Party’s contemplated activities under this Agreement.

13.3 Securities Law Compliance. The Parties acknowledge that StablecoinX will be a reporting company under the U.S. Securities Exchange Act of 1934 and subject to the listing standards of The Nasdaq Stock Market LLC. StablecoinX shall comply with all applicable securities law obligations, including without limitation its disclosure obligations with respect to this Agreement and the transactions contemplated hereby. Ethena shall cooperate reasonably with StablecoinX in connection with any regulatory inquiries or listing-related submissions that pertain to this Agreement or the Services.

13.4 Data Protection. To the extent that either Party processes personal data in connection with this Agreement, such Party shall comply with all applicable data protection and privacy laws and shall implement appropriate technical and organizational measures to protect personal data.

14. DISPUTE RESOLUTION

14.1 Escalation. In the event of any dispute, controversy, or claim arising out of or relating to this Agreement (a “Dispute”), the Parties shall first attempt to resolve the Dispute through good faith negotiations between senior representatives of each Party for a period of thirty (30) days following written notice of the Dispute.

14.2 Arbitration. If the Dispute is not resolved through negotiation within the period specified in Section 14.1, either Party may submit the Dispute to final and binding arbitration administered by the International Chamber of Commerce (ICC) under its then-current Rules of Arbitration. The arbitration shall be conducted by a single arbitrator appointed in accordance with the ICC Rules. The seat of arbitration shall be British Virgin Islands. The language of arbitration shall be English. The arbitral award shall be final and binding on the Parties, and judgment upon the award may be entered in any court of competent jurisdiction.

14.3 Injunctive Relief. Notwithstanding the foregoing, either Party may seek injunctive or other equitable relief from any court of competent jurisdiction to prevent irreparable harm pending the resolution of a Dispute through arbitration.

15. GENERAL PROVISIONS

15.1 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the British Virgin Islands, without regard to its conflict of laws principles.

15.2 Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations, and discussions, whether oral or written, relating to such subject matter.

15.3 Amendments. This Agreement may not be amended, modified, or supplemented except by a written instrument executed by both Parties.

15.4 Waiver. No waiver of any provision of this Agreement shall be effective unless in writing and signed by the Party granting the waiver. No failure or delay by either Party in exercising any right, power, or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power, or remedy preclude any other or further exercise thereof.

15.5 Assignment. Neither Party may assign or transfer this Agreement, or any rights or obligations hereunder, without the prior written consent of the other Party, except that either Party may assign this Agreement to an affiliate or in connection with a merger, acquisition, or sale of all or substantially all of its assets, provided that the assignee assumes all obligations under this Agreement in writing. Any purported assignment in violation of this Section shall be void.

15.6 Notices. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed duly given: (a) upon delivery, if delivered personally or by internationally recognized overnight courier; (b) upon transmission, if sent by email with confirmation of receipt; or (c) three (3) business days after deposit in the international mails, postage prepaid, certified or registered, return receipt requested. Notices shall be sent to the addresses set forth in the signature block below, or to such other address as a Party may designate by written notice.

15.7 Severability. If any provision of this Agreement is held to be invalid, illegal, or unenforceable under any Applicable Law, such provision shall be modified to the minimum extent necessary to make it valid, legal, and enforceable, and the validity, legality, and enforceability of the remaining provisions shall not be affected or impaired thereby.

15.8 Independent Contractors. The Parties are independent contractors. Nothing in this Agreement shall be construed to create a partnership, joint venture, agency, or employment relationship between the Parties.

15.9 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their respective permitted successors and assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any third party any legal or equitable right, benefit, or remedy.

15.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Electronic signatures shall be deemed original signatures for all purposes.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this DVN Service Agreement as of the Effective Date.

ETHENA OPCO LTD.

By:	/s/ Petrus Basson
Name:	Petrus Basson
Title:	Director of Ethena Foundation, Ethena OpCo Ltd.’s sole director
Email:
Address:

STABLECOINX ASSETS INC.

By:	/s/ Young Cho
Name:	Young Cho
Title:	Chief Executive Officer
Email:
Address: